UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 8, 2025, United States Steel Corporation (“U. S. Steel”) issued the following press release:

U. S. Steel Comments on Ancora’s Blundering, Value-Destructive “Plan”

After Aggressively Attempting to Undermine the Nippon Steel Transaction, Ancora Has Flip-Flopped and Claims to Now Support the Deal

New Presidential Memorandum Validates the Unwavering Commitment of U. S. Steel’s Board to Finish the Job and Deliver Significant Investment from Nippon Steel – in the Face of Ancora’s Wrongheaded Attempt to Undermine U. S. Steel’s Pursuit of Revisiting the CFIUS Process

Ancora’s “Plan” is Contradictory, Full of Unfounded Assumptions and Mimics Cleveland-Cliffs’ Failed Strategy

Urges Stockholders to Vote on the WHITE Proxy Card “FOR” U. S. Steel’s 10 Director Nominees TODAY

April 8, 2025 – Pittsburgh, PA – United States Steel Corporation ("U. S. Steel" or the “Company”) (NYSE: X) today set the record straight on several flaws in the strategic “plan” for U. S. Steel published by Ancora Catalyst Institutional, LP (“Ancora”).

Ancora’s newly unveiled, last-minute “plan” is inconsistent at best and begets the critical question: If Ancora now believes their plan would deliver $75+ per share, why are they suddenly also supporting a $55 per share cash deal with Nippon Steel? Ancora’s flip-flopping on the Nippon Steel deal should make U. S. Steel stockholders even more skeptical of Ancora’s true motives.

The $75 per share that the Ancora “plan” proposes is really an unrealistic, distant future value pipedream rooted firmly in fiction. The “plan” also ignores the benefits of U. S. Steel’s diversified business model that has positioned the Company to deliver strong returns for stockholders. Ancora’s assertions that there has been a history of underinvestment and lagging performance ignore the Company’s transformation into a modern, innovative steel producer with a portfolio balanced between integrated mini mills and blast furnace capabilities.

1.	After consistently opposing the deal with Nippon Steel, Ancora and its nominees in desperation have suddenly changed their tune and now claim to hope the transaction worth $55 per share in cash is completed.
•	Ancora initially launched its proxy contest with the stated aim of disrupting the transaction process and has since worked to undermine U. S. Steel’s ability to complete the Nippon Steel deal.
•	This deal was supported by more than 98% of U. S. Steel shares voting on the transaction[1], and Ancora has likely received significant backlash from U. S. Steel stockholders and other stakeholders who are opposed to Ancora’s efforts to undermine the deal, which will deliver $55 per share in cash.

•	Having previously characterized the deal as a “bad decision” that they were committed to abandoning, Ancora now agrees that it is in the best interests of U. S. Steel stockholders.
•	If Ancora’s nominees are truly independent and open to pursuing all paths to value creation, how could all of their nominees change course so quickly? In our view, if all of Ancora’s nominees in fact uniformly opposed the deal last week and uniformly support it now, their independence is questionable.

2.	President Trump has now ordered a fresh review by the Committee on Foreign Investment in the United States (“CFIUS”), validating the Board’s litigation strategy, which Ancora repeatedly attacked as “fruitless” and “wasteful” before suddenly reversing course and supporting the transaction.
•	Even if all of Ancora’s supposedly independent directors have done a collective about-face and now support the Nippon Steel transaction, why disrupt the process at this critical moment – right in the middle of the newly reopened CFIUS review? It would seem foolhardy to install new and untested directors who have no institutional knowledge or understanding of the complex oversight that was required to get the Company to this point.

3.	Ancora’s latest “plan” is an outdated strategy to reverse U. S. Steel’s mini mill investments, which would be value-destructive to stockholders.
•	Ancora’s strategy is expensive, would take years to execute and would come with significant market and execution risk – all to achieve a more volatile earnings profile and would lower the Company’s valuation multiple.
o	Data clearly shows that Electric Arc Furnace (“EAF”) operations have captured a larger share of the market[2] and garner premium valuations compared to Blast Furnace operations over the last several decades.[3]
o	Ancora’s plan to sell Big River Steel would reduce U. S. Steel’s valuation multiple, increase earnings volatility and make the Company more like Cleveland Cliffs, which has lost more than two-thirds of its share value since its 52-week high in April 2024.[4]
•	U. S. Steel’s mini mill investments have reduced volatility of financial results, expanded its valuation multiple by more than ~2x5 and narrowed the gap with EAF peers. Sell-side analysts clearly validate the strategy with increased standalone price targets from $11 per share in 2019[6] to $43 per share in 2025.[7]
•	Mini mill manufactured steel is also what customers are increasingly demanding, and U. S. Steel has not heard from any other stockholder who supports turning back the clock to a blast furnace only strategy, like Ancora’s.
•	Ancora also ignores that U. S. Steel’s North American Flat-Rolled segment – which includes the Company’s integrated blast furnace assets – has successfully executed a transformational commercial and operating strategy that has dramatically improved financial performance.
•	The assertion that there has been underinvestment or that there is significant untapped potential ignores the facts, which include that the Company’s integrated assets have outperformed its peer and have received more capital investment per ton of production than its integrated peer.
•	Ancora’s own materials demonstrate that Alan Kestenbaum only has experience overseeing small, non-strategic investments and could not point to a single project valued at $200 million or more – highlighting the significant execution risk inherent in Ancora’s pairing of a less experienced CEO candidate with an illusory, multi-billion-dollar investment plan.

4.	Ancora’s new “plan” is based on false assumptions and financial engineering that appear to be designed to overinflate values.
•	Ancora wants to cite the benefits of the mini mill segment – either in trading multiple or sale proceeds – but at the same time talks down this segment’s value when attempting to defend its own antiquated blast furnace only strategy.

•	Ancora’s plan to sell Big River Steel is a complete reversal from Ancora’s February 2025 conference call comments, where they stated they were going to “bring Big River to industry standards.”[8]
•	Ancora is asking stockholders to make decisions based on 2027E EBITDA that they themselves described as simply “hypothetical” and inclusive of EBITDA which, according to Ancora, would not occur until 2028 at the earliest[9], assuming an unrealistically accelerated timeline for equipment procurement, permitting, construction, ramp up and qualification for nearly $3 billion of major capital investments.
•	The assumed pro forma trading multiple of 6x is unrealistic. Pure blast furnace companies – which U. S. Steel would become under Ancora’s plan – have historically traded at 4x.[10]
•	Ancora’s pro forma net debt assumption to derive $75 per share in value fails to account for the $2.75 billion of Phase I capital required for their “plan.”
•	Ancora’s newfound optimism in the upside of U. S. Steel stock is counter to their previous attempts to jawbone down our stock.

5.	Ancora’s “plan” appears to want to put the decision making of U. S. Steel in the hands of the United Steelworkers (“USW”) International leadership, to the detriment of a value-maximizing strategy that benefits stockholders.
•	Ancora’s stated plan illogically includes selling a brand-new endless strip production asset in order to generate proceeds they purportedly would use to buy the same asset but locate it in a USW-represented facility.
•	The fact is that U. S. Steel stockholders and the local members and local leaders of the USW have overwhelmingly supported the Nippon Steel transaction.[11]
•	The U. S. Steel Board and management team are already delivering extraordinary value and opportunities to represented employees, and the transaction with Nippon Steel would protect jobs for generations to come.
•	In contrast, the USW International leadership has long been aligned with Cleveland-Cliffs[12] – a competing and unsuccessful bidder in the strategic alternatives review process – and would support a suboptimal outcome for U. S. Steel stockholders that is instead aligned with Cleveland-Cliffs’ interests.[13]

In sum, stockholders should be very skeptical of Ancora’s “plan” or that their nominees could or would vigorously fight for the Nippon Steel deal. Stockholders should reject their baseless, self-serving and value-destructive proxy contest.

The Company encourages U. S. Steel stockholders to protect the value of your investment and vote "FOR" all 10 highly qualified U. S. Steel director nominees standing for election at the Annual Meeting on the WHITE proxy card and to DISCARD any materials sent by Ancora, including any gold proxy card or gold voting instruction form, and NOT to vote using Ancora’s materials.

For more information regarding U. S. Steel’s strategy and Board nominees, please visit: www.VoteforUSSFuture.com

YOUR VOTE IS IMPORTANT!

If you have any questions about the Annual Meeting or how to vote your shares, please contact the firm assisting us with the solicitation of proxies.

INNISFREE M&A INCORPORATED

(888) 750-5884 (toll free from the U.S. and Canada) or
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About U. S. Steel

Founded in 1901, U. S. Steel delivers profitable and sustainable steel solutions. Propelled by its talented employees and an unwavering focus on safety, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value-added steel products. Steel production begins with our competitively advantaged iron ore production capabilities which fuel our integrated steelmaking facilities and investments in electric arc furnaces. To help our customers create the best products with the fewest emissions, we are committed to reaching net-zero greenhouse gas emissions by 2050. U. S. Steel is at the forefront of creating steels that are stronger, lighter, and better for the environment. This includes our proprietary XG3® advanced high-strength steel, verdeX® steel produced with 70-80% lower CO2 emissions with a recycled content of up to 90%, and ultra-thin lightweight InduX™ steel for electric vehicles, generators, and transformers. U. S. Steel maintains operations across the United States and in Central Europe and is headquartered in Pittsburgh, Pennsylvania. For more information, please visit www.ussteel.com and follow U. S. Steel on LinkedIn, Instagram, Facebook, and X.

Forward-Looking Statements

This communication contains information regarding the Company that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, anticipated capital expenditures, the construction or operation of new or existing facilities or capabilities and the costs associated with such matters, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the merger between the Company and Nippon Steel Corporation (the “Merger”), including the timing of the completion of the Merger. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the Merger on a timely basis or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the Merger (the “Merger Agreement”); risks arising from litigation related to the Merger, either brought by or against the parties; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Merger and related litigation; certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; the risk of any unexpected costs or expenses resulting from the Merger; the risk that the Merger and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending Merger could distract management of the Company. The Company directs readers to Item 1A of the Annual Report on Form 10-K for the year ending December 31, 2024, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. All information in this report is as of the date above. The Company does not undertake any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations whether as a result of new information, future events or otherwise, except as required by law. References to (i) “U. S. Steel,” the “Corporation,” the “Company,” “we,” “us,” and “our” refer to United States Steel Corporation and its consolidated subsidiaries unless otherwise indicated by the context and (ii) “Big River Steel” refers to Big River Steel Holdings LLC and its direct and indirect subsidiaries unless otherwise indicated by the context. U. S. Steel does not incorporate into this document the contents of any website References throughout this document to greenhouse gas (“GHG”) emissions refer to Scope 1 and Scope 2 emissions.

Important Additional Information Regarding Proxy Solicitation

United States Steel Corporation (the “Company”) has filed a definitive proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Proxy Statement” and such meeting the “2025 Annual Meeting”) and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents regarding its solicitation of proxies for the 2025 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, ALONG WITH ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY ARE FILED, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Company’s stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Company with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Company with the SEC also may be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Director Compensation,” “Proposal 2: Advisory Vote on Executive Compensation,” “Compensation & Organization Committee Report,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Potential Payments Upon Termination or Change in Control,” “CEO Pay Ratio,” “Pay Versus Performance,” “Stock Ownership of Directors and Executive Officers,” and “Stock Ownership of Certain Beneficial Owners.” To the extent holdings by our directors and executive officers of Company securities reported in the Proxy Statement have changed, such changes will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. These documents can be obtained free of charge from the sources indicated above.

Contacts

Media

Corporate Communications

T – 412-433-1300

E – media@uss.com

Kelly Sullivan / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

T – 212-355-4449

Investors

Emily Chieng

Investor Relations Officer

T – 412-618-9554

E – ecchieng@uss.com

1 Source: U. S. Steel Press Release 4/12/24

2 Sources: First River LLC 1990-1993; AISI 1994-2009; CRU 2010-2029

3 Sources: Based on historical average EV / NTM EBITDA multiples per FactSet. EAF operations include Nucor and Steel Dynamics. Blast furnace operations include Cleveland-Cliffs, ArcelorMittal, and Stelco

4 Based on Cleveland-Cliffs’ closing price on 4/4/25 of $6.96 and 52-week high of $22.67 as of 4/8/24

5 Time period from 9/30/19, one day before U. S. Steel announced the acquisition of 49.9% interest in Big River Steel, to current market date of 4/4/25

6 Mean research target price as of the end of 2019. Based on 11 sell-side research estimates

7 Mean research target price as of 4/7/25. Based on seven sell-side research estimates of the standalone valuation of U. S. Steel

8 Source: Ancora Schedule 14A 2/19/25

9 Source: Ancora Presentation, Slide 24, 4/8/25

10 Market data as of 4/4/25 per FactSet. Blast furnace operations include Cleveland-Cliffs, ArcelorMittal, and Stelco measured over the last three years

11 Sources: U. S. Steel Press Release 4/12/24 and “What People Are Saying – Immense Support from Employees”

12 Sources: Cleveland-Cliffs Press Release 8/17/23 and Cleveland-Cliffs Press Release 9/5/24

13 Source: U. S. Steel Definitive Proxy Statement 3/12/24